Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedules of The Scotts Miracle-Gro Company and subsidiaries (“The Company”) and the effectiveness of the Company’s internal control over financial reporting dated November 20, 2012, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2012.

/s/ Deloitte & Touche LLP

Columbus, Ohio
January 24, 2013